Exhibit 99.1

PROMISSORY NOTE

Amount:	$1,400,000	October 30, 2013 (the “Issuance Date”)

Maturity Date:	Earlier of Demand at any time following the six (6) month anniversary of the Issuance Date or May 31, 2014	Indianapolis, Indiana

Purpose:	Liquidity

FOR VALUE RECEIVED, the undersigned, CTI Group (Holdings) Inc. (the “Maker”), promises to pay to the order of Fairford Holdings, Ltd, Michael Reinarts, and John Birbeck (the “Lenders”) the Lenders’ proportionate contributions, Fairford Holdings, Ltd. (80%), Michael Reinarts (10%) and John Birbeck (10%) of the value received. The Maker promises to pay the Lenders ON DEMAND made at any time following the six (6) month anniversary of the Issuance Date, or if such demand is not sooner made, on May 31, 2014, such date, or if earlier, the date demand is made hereunder, (the “Maturity Date”), the principal sum of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00), or such lesser sum as may actually be advanced and outstanding hereunder, together with interest and the unpaid balance from the date hereof until this Note is fully paid, computed on the basis of the actual number of days elapsed on a 365-day year. This Note is payable to any place designated in writing by the holder hereof.

The Maker may, from the date of this Note through and including the Maturity Date, request that the Lenders make one or more advances under this Note (each, an “Advance”). Advances may be requested in any manner including orally or in writing, whether by electronic means or otherwise. The Lenders may, in their sole and absolute discretion, elect to make or decline to make any Advance requested by the Maker hereunder, and may disburse the proceeds of any Advance or any other financial accommodation made hereunder by deposit with any bank or other financial institution to or for the account of the Maker, or to or for the account of any third-party designated by the Maker, or by an instrument payable to the Maker or to any such third-party, or in any other manner requested by the Maker and deemed appropriate by the Lenders. The Lender may maintain from time to time, at its discretion, records as to any and all Advances and other financial accommodations made or repaid and interest accrued, paid or deferred under this Note. All entries made on any such record shall be presumed correct absent manifest error. MAKER ACKNOWLEDGES THAT ALL ADVANCES WHICH LENDERS MAY ELECT TO MAKE UNDER THIS NOTE SHALL BE REPAYABLE ON DEMAND MADE AT ANY TIME FOLLOWING THE SIX (6) MONTH ANNIVERSARY OF THE ISSUANCE DATE. The credit facility established hereunder is a discretionary facility, and the Lenders have not committed to provide any loan or other financial accommodation to the Maker. The Maker acknowledges that the Lenders may elect not to make any Advance or other financial accommodation requested by the Maker, and may demand repayment of all Advances and other financial accommodations extended to the Maker hereunder, for any reason or for no reason, and regardless of whether or not a default has occurred or is continuing, at any time following the six (6) month anniversary of the Issuance Date.

Interest on this Note shall accrue at a fixed rate per annum equal to 6.50%. The interest only on this Promissory Note shall be payable on December 31, 2013 and at Maturity Date. This Note and any accrued interest, fees and expenses due or to become due hereunder shall be immediately and automatically due and payable, without any further act or condition, upon the occurrence of a “Bankruptcy Event” (as hereinafter defined).

Upon the commencement of any proceeding under any bankruptcy law by or against the Maker (or if Maker is other than an individual-dissolution, liquidation or termination of the Maker) the entire principal balance and all accrued interest, fees, and expenses shall automatically become immediately due and payable in full, without any declaration, presentment, demand, protest or other notice of any kind. Upon any default, the undersigned, and all endorsers, sureties and guarantors hereof hereby jointly and severally agree to pay all costs and expenses (including reasonable attorney fees and legal expenses, whether or not legal proceedings are commenced) incurred in the collection of this Note and waive presentment for payment, notice of nonpayment, protest, notice of protest and diligence in enforcing payment hereunder or brining suit against any parties hereto. Each of the endorsers, sureties and guarantors hereof consent that the time for payment may be extended, or this Note may be renewed or other persons liable on this Note may be released, from time to time, without notice to them and without affecting their liability hereon.

The following assets shall constitute collateral for this Note: purchase money lien in all accounts, any receivables, inventory, machinery, equipment, supplies, general intangibles, furniture and fixtures purchased with the funds shall be held as collateral for the funds Advanced herein. The Maker agrees that the Lenders may file liens against the collateral without the signature of the Maker. The Maker agrees not to pledge any of the assets listed above as collateral for any other obligation.

The Note may be prepaid in full or in part at any time without premium or penalty. All payments made on this Note, including prepayments, shall be applied first to the payment of fees and expenses due hereunder, second to the payment of accrued interest, and the balance to the principal; provided, however, that if more than one payment is made by Maker during any calendar month, the holder of this Note may, at its discretion, apply all or any portion of such payments first to principal and then to accrued interest, fees and expenses.

The undersigned, if more than one, shall be jointly and severally liable hereunder, and the term “undersigned” wherever used herein, shall mean the undersigned or any one or more of them.

This Note shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware.

No waiver of any right or remedy hereunder shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the holder of this Note shall be cumulative and may be exercised singly, concurrently, or successively.

This Note shall bind the Maker and the heirs, personal representatives, successors, and permitted assigns of the Maker. This Note shall benefit the holder of this Note and the heirs, personal representatives, successors, and permitted assigns of the holder.

MAKER:

333 North Alabama Street	CTI Group (Holdings) Inc.
Suite 240
Indianapolis, IN 46204
	By:	/s/ Manfred Hanuschek
	Name:	Manfred Hanuschek
	Title:	Chief Financial Officer

	Dated:	October 30, 2013